Exhibit 99.4

Execution Version

ROLLOVER AND SUPPORT AGREEMENT

August 11, 2020

This ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of the date set forth above by and among CBMG Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and the undersigned stockholder of Cellular Biomedicine Group, Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (“Rollover Stockholder”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, CBMG Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Rollover Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain common shares, par value US$0.001 per share, of the Company (the “Shares”) as set forth in the column titled “Owned Shares” opposite Rollover Stockholder’s name on Schedule A hereto (such Shares, together with any other Shares or voting securities acquired (whether beneficially or of record) by Rollover Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of  Rollover Stockholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Stock Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, Rollover Stockholder agrees to (a) have a certain number of Shares as set forth in the column titled “Rollover Shares”, opposite  Rollover Stockholder’s name on Schedule A hereto (the “Rollover Shares”) cancelled for no consideration in the Merger, (b) subscribe for newly issued ordinary shares of Parent, par value US$0.001 per share (the “Parent Shares”) immediately prior to Closing, and (c) vote the Securities at the Stockholders Meeting in favor of the Merger, in each case, upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, Rollover Stockholder is entering into this Agreement;

WHEREAS, Rollover Stockholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Rollover Stockholder set forth in this Agreement;

WHEREAS, (i) the cancellation of the Rollover Shares for no consideration at the Closing and the issuance of Parent Shares to Rollover Stockholder, together with the other transactions contemplated by this Agreement and the Merger Agreement, is intended to be treated as an exchange governed by Section 351(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or otherwise as a tax-deferred transaction for U.S. federal income tax purposes, and (ii) Parent is intended to be treated as a “domestic corporation” for purposes of the Code (the treatment described in paragraphs (i) and (ii), the “Intended U.S. Tax Treatment”);

WHEREAS, concurrently with the execution of this Agreement, Parent and certain Consortium Rollover Stockholders (as defined in the Merger Agreement) have entered into a rollover and support agreement (the “Consortium Support Agreement”); and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1            Voting.  From and after the date hereof until the earlier of the Closing and the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), Rollover Stockholder irrevocably and unconditionally hereby agrees that at the Stockholders Meeting or other annual or special meeting of the stockholders of the Company, however called, at which any of the matters described in paragraphs (a) — (b) hereof is to be considered (and any adjournment thereof), or in connection with any written resolution of the Company’s stockholders, Rollover Stockholder shall (i) in case of a meeting, appear or cause his, her or its representative(s) to appear at such meeting or otherwise cause his, her or its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including in person or by proxy), or deliver or cause to be delivered a written consent covering, all of Rollover Stockholder’s Securities,

(a)           in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) and any other action reasonably requested by Parent that is necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement, and

(b)           against (i) any action, agreement or proposal which could reasonably be expected to impede, interfere with, delay or adversely affect the Merger Agreement, the Merger or this Agreement, (ii) any Acquisition Proposal and (iii) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent and Merger Sub under the Merger Agreement, or of Rollover Stockholder under this Agreement.

Section 1.2            Grant of Irrevocable Proxy; Appointment of Proxy.

(a)           Effective immediately upon the execution of the Merger Agreement and until the Expiration Time, Rollover Stockholder hereby irrevocably appoints Parent and any designee thereof as his, her or its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 hereof at the Stockholders Meeting or other annual or special meeting of the stockholders of the Company, however called, including any adjournment thereof, at which any of the matters described in Section 1.1 hereof above is to be considered.  Rollover Stockholder represents that all proxies, powers of attorney, instructions or other requests given by him, her or it prior to the execution of this Agreement in respect of the voting of Rollover Stockholder’s Securities, if any, are not irrevocable and Rollover Stockholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to Rollover Stockholder’s Securities.  Rollover Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b)           Rollover Stockholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Rollover Stockholder under this Agreement.  Rollover Stockholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time.  If for any reason the proxy granted herein is not irrevocable, then Rollover Stockholder agrees to vote his, her or its Securities in accordance with Section 1.1 hereof prior to the Expiration Time.  The parties hereto agree that the foregoing is a voting agreement.

Section 1.3            Restrictions on Transfers.  Except as provided for in Article II below or pursuant to the Merger Agreement, Rollover Stockholder hereby agrees that, from the date hereof until the Expiration Time, Rollover Stockholder shall not, without the prior written consent of Parent and the Company Board (at the direction of the Special Committee), directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and which (i) has, or would reasonably be expected to have, the effect of reducing or limiting Rollover Stockholder’s economic interest in such Securities or affecting the ownership of Securities and/or (ii) grants a third party the right to vote or direct the voting of such Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent, rights of first offer or refusal, or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of Rollover Stockholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or materially delaying Rollover Stockholder from performing any of his, her or its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d).  Any purported Transfer in violation of this Section 1.3 shall be null and void.

ARTICLE II

ROLLOVER SHARES

Section 2.1            Cancellation of Rollover Shares.  Subject to the terms and conditions set forth herein, (a) Rollover Stockholder agrees that his, her or its Rollover Shares shall be cancelled at the Closing for no consideration, other than the consideration received in Section 2.2 hereof, and (b) other than his, her or its Rollover Shares, all equity securities of the Company held by Rollover Stockholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.  Rollover Stockholder will take all actions necessary to cause the number of Rollover Shares opposite his, her or its name on Schedule A hereto to be treated as set forth herein.

Section 2.2            Subscription of Parent Shares.  Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by Rollover Stockholder in accordance with Section 2.1 hereof, Parent shall issue to Rollover Stockholder (or, if designated by Rollover Stockholder in writing, an Affiliate of Rollover Stockholder), and Rollover Stockholder or his, her or its Affiliate (as applicable) shall subscribe for, the number of Parent Shares set forth opposite Rollover Stockholder’s name in column titled “Parent Shares” of Schedule A hereto.  Rollover Stockholder hereby acknowledges and agrees that (a) the value of the Parent Shares issued to Rollover Stockholder or his, her or its designated Affiliate is equal to (x) the total number of Rollover Shares owned by Rollover Stockholder multiplied by (y) the Per Share Merger Consideration under the Merger Agreement, (b) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to Rollover Stockholder by Parent and Merger Sub in respect of the Rollover Shares held by Rollover Stockholder and cancelled pursuant to Section 2.1 hereof, and (c) upon issuance of such Parent Shares to Rollover Stockholder or his, her or its designated Affiliate, Rollover Stockholder shall have no right to any Per Share Merger Consideration in respect of the Rollover Shares held by him, her or it.

Section 2.3            Rollover Closing.  Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 8.1 and Section 8.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing.

Section 2.4            Deposit of Rollover Shares.  No later than five (5) Business Days prior to the Closing, Rollover Stockholder and any agent of Rollover Stockholder holding certificates evidencing any of his, her or its Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing the Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF ROLLOVER STOCKHOLDER

Section 3.1            Representations and Warranties.  Rollover Stockholder represents and warrants to Parent as of the date hereof and as of the Rollover Closing:

(a)           Rollover Stockholder has the requisite power and authority to execute, deliver and perform this Agreement;

(b)           if Rollover Stockholder is an entity, the execution, delivery and performance of this Agreement by Rollover Stockholder has been duly authorized by all necessary action on the part of Rollover Stockholder and no additional proceedings are necessary for Rollover Stockholder to approve this Agreement;

(c)           this Agreement has been duly executed and delivered by Rollover Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of Rollover Stockholder enforceable against Rollover Stockholder in accordance with the terms hereof, except as enforceability is subject to the Bankruptcy and Equity Exception;

(d)           (i) the execution, delivery and performance (including the provision and exchange of information) of this Agreement by Rollover Stockholder does not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, (a) if Rollover Stockholder is an entity, any provision of its organizational documents, (b) any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on property or assets of Rollover Stockholder pursuant to any Contract to which Rollover Stockholder is a party or by which Rollover Stockholder or any property or asset of Rollover Stockholder is bound or affected, (c) any order, writ, injunction or Law applicable to Rollover Stockholder or any of Rollover Stockholder’s properties and assets or (d) any of the terms of any material contract or agreement to which Rollover Stockholder is a party or by which Rollover Stockholder is bound, and (ii) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Rollover Stockholder;

(e)           (i) Rollover Stockholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, his, her or its Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by Rollover Stockholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of his, her or its Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws and the terms of this Agreement; (ii) his, her or its Securities are not subject to any voting trust agreement or other Contract to which Rollover Stockholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) Rollover Stockholder has not Transferred any interest in any of his, her or its Securities pursuant to any Derivative Transaction; (iv) as of the date hereof, other than his, her or its Owned Shares, Rollover Stockholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) Rollover Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of his, her or its Owned Shares, except as contemplated by this Agreement;

(f)            there is no Proceeding pending against Rollover Stockholder or, to the knowledge of Rollover Stockholder, any other Person or, to the knowledge of Rollover Stockholder, threatened against Rollover Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Rollover Stockholder of his, her or its obligations under this Agreement;

(g)           Rollover Stockholder has been afforded the opportunity to ask such questions as he, she or it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and Rollover Stockholder acknowledges that he, she or it has been advised to discuss with his, her or its own counsel the meaning and legal consequences of Rollover Stockholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h)           Rollover Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Rollover Stockholder’s execution, delivery and performance of this Agreement.

Section 3.2            Covenants.  Rollover Stockholder hereby:

(a)           agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of Rollover Stockholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by Rollover Stockholder of his, her or its obligations under this Agreement;

(b)           agrees to permit and authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC or any regulatory authority, the Proxy Statement (including all documents filed with the SEC in accordance therewith), Schedule 13E-3, any current report of the Company on Form 8-K, Rollover Stockholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of Rollover Stockholder’s commitments, arrangements and understandings under this Agreement and to file this Agreement as an exhibit to the extent required to be filed with the SEC or any regulatory authority relating to the Merger, but only as far as practicable and lawful after the form and terms of any such announcement or disclosure have been notified to Rollover Stockholder and Rollover Stockholder had a reasonable opportunity to comment on the form and terms of such announcement or disclosure, in each case, to the extent reasonably practicable;

(c)           agrees and covenants, that Rollover Stockholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by

Rollover Stockholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares, or upon exercise or conversion of any securities of the Company after the date hereof, and that such Shares shall be “Securities” for purposes of Article I;

(d)           agrees and covenants that he, she or it shall (i) pay any Taxes arising from or attributable to the receipt of (A) Per Share Merger Consideration by Rollover Stockholder or his, her or its Affiliates pursuant to the Merger Agreement (if any) and/or (B) Parent Shares by Rollover Stockholder or his, her or its Affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) upon the earlier of the due date for such Taxes or thirty (30) days after receiving notice of such Taxes, and (ii) bear and pay, reimburse, indemnify and hold harmless Parent, Merger Sub, the Company and any Affiliate thereof (other than Rollover Stockholder) (collectively, the “Indemnified Parties”) for, from and against (A) any and all liabilities for Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to the Tax Liabilities (for the avoidance of doubt, the term “Tax Liabilities” shall include, without limitation, any and all liability for Taxes arising from or attributable to the receipt of Per Share Merger Consideration and/or Parent Shares as described in Section 3.2(e)(i) above and any liability for withholding Taxes) and (B) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities, and (iii) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to ensure that Rollover Stockholder has adequate capital resources available to satisfy his, her or its indemnification obligations in accordance with this Section 4.2(d);

(e)           agrees and covenants that, if Rollover Stockholder or the ultimate shareholder of Rollover Stockholder is or is deemed to be a resident of the PRC under the Laws of the PRC, Rollover Stockholder shall, as soon as practicable after the date hereof, use his, her or its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange for the registration of his, her or its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Outbound Investment and Financing and Inbound Investment via Special Purpose Vehicles, or Circular 37 (Hui Fa [2014] 37)  (or any successor Law, rule or regulation), and (ii) complete such registration prior to the Closing;

(f)            agrees that, upon request of Parent, Rollover Stockholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary to carry out the provisions of this Agreement;

(g)           agrees that he, she or it will not exercise any dissenters’ rights with respect to the Merger in accordance with Section 262 of the DGCL, including the right of Rollover Stockholder who has not voted in favor of the Merger Agreement to require payment of fair cash value of Shares; and

(h)           agrees not to, in his, her or its capacity as a stockholder of the Company, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or Parent and their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (i) challenging the validity of or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging any breach of any fiduciary duty of any Person in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby or (iii) otherwise relating to this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including, without limitation, the Merger.

Section 3.3            Information Sharing and Roles.

(a)                Rollover Stockholder shall cooperate in good faith in connection with the Merger, including by (a) complying with any information delivery or other requirements consented to by the Lead Investors (as defined in the Interim Investors Agreements) in connection with the Merger, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (b) providing the Lead Investors or Parent with all information reasonably required concerning Rollover Stockholder or any other matter relating to Rollover Stockholder in connection with the Merger and any other information any Lead Investor may reasonably require in respect of any other party and his, her or its Affiliates in connection with any filings that are required to be made with the SEC as a result of the Transactions (including the filing of the Schedule 13E-3 and the Proxy Statement), or to comply with the rules of, or obtain all necessary approvals, licenses, waivers or exemptions required by, any applicable Governmental Entity (including any notices, reports or other filings as may be required to obtain the CFIUS Clearance) necessary or desirable for the consummation of the Transactions, or as otherwise requested by a Governmental Entity (collectively, “Regulatory Disclosures”), (c) providing timely responses to requests by any Lead Investor, (d) applying the level of resources and expertise that such party reasonably considers to be necessary and appropriate to meet the obligations of such party under this Agreement and (e) consulting with the Lead Investors and otherwise cooperating in good faith on any public statements regarding the parties’ intentions with respect to the Company. Unless the Lead Investors otherwise agree, Rollover Stockholder shall not commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act). Rollover Stockholder shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Lead Investors to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Investors (as defined in the Interim Investors Agreement), desirable for the consummation of the Transaction.

(b)           Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the provisions of this Agreement shall be construed as requiring Rollover Stockholder to (i) make available to the other Investors any of their internal investment committee materials or analyses or, other than Regulatory Disclosures, any information which such party considers to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality; and (ii) with respect to any Regulatory Disclosures, provide, or cause to be provided or agree or commit to provide (A) information where the sharing of such information as contemplated would be prohibited by Laws applicable to it or its Affiliates or any Order applicable to or imposed upon it or its Affiliates; (B) information of the nature set forth in Schedule 7.5(f) of the Merger Agreement; provided, however, that with respect to the foregoing clause (B), to the extent that any Governmental Entity requests any such information with respect to Rollover Stockholder or its Affiliates that is not required to be provided pursuant to clause (B), Rollover Stockholder undertakes to enter into good faith discussions with the Lead Investors, the Company and/or the Government Entity (as required) and use its reasonable efforts to provide other information, within the constraints imposed on Rollover Stockholder and its Affiliates by applicable Law, organizational documents, existing internal policies and past practices, which Rollover Stockholder is able to provide that attempts to address the topic(s) of inquiry then being made by such Governmental Entity. No failure by Rollover Stockholder to cause the provision of information referred to in this Section 3.3(b) (under the applicable circumstances and subject to the terms hereunder) shall be deemed a breach of any provision in this Agreement by Rollover Stockholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Rollover Stockholder that as of the date hereof and as of the Rollover Closing:

(a)           Parent is duly organized, validly existing and in good standing under the Laws of Cayman Islands;

(b)           the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the powers of Parent and have been duly authorized by all necessary action;

(c)           this Agreement has been duly and validly executed and delivered by Parent and assuming due authorization, execution and delivery by Rollover Stockholder, this Agreement constitutes a valid and binding Agreement of Parent enforceable against it in accordance with its terms, except as enforceability is subject to the Bankruptcy and Equity Exception;

(d)           (i) the execution, delivery and performance (including the provision and exchange of information) of this Agreement by Parent does not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, (a) any provision of its respective organizational documents, (b) any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on property or assets of Parent pursuant to any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected, (c) any order, writ, injunction or Law applicable to Parent or any properties and assets of Parent or (d) any of the terms of any material contract or agreement to which Parent is a party or by which Parent is bound, and (ii) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent;

(e)           at the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Parent;

(f)            as of the date hereof, there is no Proceeding pending against Parent or, to the knowledge of Parent, any other Person or, to the knowledge of Parent, threatened against Parent or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Parent of its obligations under this Agreement;

(g)           Parent has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger Agreement, the Interim Investors Agreement, the Support Agreements, the Limited Guarantees and the Equity Commitment Letters and the transactions contemplated hereby and thereby

(h)           as of the date hereof, the authorized share capital of Parent is US$50,000 divided into 50,000 shares, par value US$1.00 per share, of which, as of the date hereof, one (1) share (the “Initial Share”)  is issued and outstanding, each of which is duly authorized, validly issued, fully paid, non-assessable and directly owned by an Affiliate of YF Capital Investor (as defined in the Interim Investors Agreement); and

(i)            except for the Initial Share and the commitments to issue shares, options or other equity securities in Parent contemplated hereunder and under the Equity Commitment Letters, the Support Agreements, the Interim Investors Agreement and the Merger Agreement, there are (i) no options, warrants, or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Parent, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

ARTICLE V

TERMINATION

This Agreement, and the obligations of Rollover Stockholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms.  Notwithstanding the preceding sentence, this Article V and Article VI hereof shall survive any termination of this Agreement.  Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.  If for any reason the Merger fails to occur but the Rollover Closing contemplated by Section 2.3 hereof has already taken place, then Parent shall promptly take all such actions as are necessary to restore Rollover Stockholder to the position he, she or it was in with respect to ownership of the Rollover Shares prior to such Rollover Closing.

ARTICLE VI

MISCELLANEOUS

Section 6.1            [Intentionally Omitted].

Section 6.2            Notices.  Any notice, request, instruction or other document to be provided hereunder by any party to another party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, overnight courier or electronic mail, to the address provided in this Section 6.2, or to such other address or facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.  All notices hereunder shall be delivered to the addresses set forth on Schedule B hereto under each party’s name (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 6.2).

Section 6.3            Capacity.  Notwithstanding anything to the contrary in this Agreement, (i) Rollover Stockholder is entering into this Agreement, and agreeing to become bound hereby, solely in his, her or its capacity as a record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Securities and not in any other capacity (including without limitation any capacity as a director, member of any board committee or officer of the Company) and (ii) nothing in this Agreement shall obligate Rollover Stockholder or his, her or its Representatives to take, or forbear from taking, as a director, member of any board committee or officer of the Company, any action which is inconsistent with his, her or its Representatives’ fiduciary duties under applicable Law.

Section 6.4            Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 6.5            Entire Agreement.  This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 6.6            Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

Section 6.7            Amendments; Waivers.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.8            Governing Law; Dispute Resolution. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO NEGOTIATION AND EXPLORATION WITH RESPECT TO OR ENTERING INTO OF THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY SUCH LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED EXCLUSIVELY IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 6.8 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 6.2 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 6.9            WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES OF FACT AND LAW, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY OTHERWISE HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE NEGOTIATION, EXPLORATION, DUE DILIGENCE WITH RESPECT TO OR ENTERING INTO OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10          No Third Party Beneficiaries.  Nothing in this Agreement shall be construed as giving any person, other than the parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof; provided, however, that the Company is an express third-party beneficiary of this Agreement (except with respect to Section 6.1) and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

Section 6.11          Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of a Rollover Stockholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.12          Counterparts.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

Section 6.13          Tax Treatment.  The parties agree to report the transactions contemplated by this Agreement in accordance with the Intended U.S. Tax Treatment and to file all U.S. federal, state and local tax returns consistently with such treatment, except to the extent required by applicable law.  No change shall be made to the entity type or jurisdiction of organization of Parent or Merger Sub, or to the consideration payable under this Agreement or the Merger Agreement, if such change would require reporting the transactions contemplated by this Agreement otherwise than in accordance with the Intended U.S. Tax Treatment.

Section 6.14          Actions Under the Merger Agreement.  Parent shall not (a) determine that the condition to closing specified in Section 8.1(b) of the Merger Agreement has been satisfied or otherwise may be waived, (b) modify, supplement or amend the Merger Agreement so as to (x) increase or modify the form of the Purchase Price or (y) increase the obligations of Rollover Stockholder under this Agreement, or (c) agree to any other modification, supplement or amendment of any material term with respect to the transactions contemplated by the Merger Agreement that is materially adverse to Parent or Rollover Stockholder, in each case without the approval of Rollover Stockholder, unless Rollover Stockholder has received a full and unconditional release of its obligations and liabilities under this Agreement (other than any liabilities arising from its failure to comply with this Agreement prior to the date of such release).

Section 6.15          Shareholders Agreement.  Each of Rollover Stockholder and Parent agrees to negotiate in good faith with each other and each person identified as an “Investor” under the

Interim Investors Agreement to enter into, concurrently with the Closing, a shareholders agreement (the “Shareholders Agreement”) and other customary agreements with respect to Rollover Stockholder’s equity interests in Parent, which shall contain terms consistent with those set forth the latest draft of the document titled Shareholders Agreement Term Sheet prepared by the parties as of the date hereof, and such other terms as Rollover Stockholder, Parent and such “Investors” agree; provided, that if the Shareholders Agreement is not entered into at or prior to the Closing, Rollover Stockholder and Parent shall continue to negotiate in good faith with each other and such “Investors” to enter into such agreement as soon as reasonably practicable thereafter.

Section 6.16          Confidentiality.

(a)           Except as permitted under Section 6.17, each party shall not, and shall direct his, her or its Affiliates and the Representatives of the foregoing not to, without the prior written consent of the other parties, disclose, reproduce, distribute or supply any Confidential Information received by such party (the “Recipient”) from any other party (the “Discloser”) to any other Person. The Recipient may disclose any Confidential Information to any of his, her or its Affiliates or any of the Representatives of the foregoing who are concerned with the Merger and whose knowledge of such information is reasonably necessary or desirable for such purpose and who (prior to such disclosure) shall be advised of the confidential nature of the information and agree in writing to be bound by similar confidentiality obligations as set out herein or are otherwise bound by applicable Law or rules of professional conduct to keep such information confidential or disclose any information for fund and inter-fund reporting purposes; provided that, subject to Section 6.17, no Recipient may disclose any Confidential Information to any equity or debt financing source without the prior written consent of Parent. Each party shall not and shall direct his, her or its Affiliates and the Representatives of the foregoing to whom Confidential Information is disclosed pursuant to the preceding sentence not to use any Confidential Information for any purpose other than exclusively for the purposes of this Agreement or the Merger. Upon discovery of any unauthorized use or disclosure of Confidential Information or any breach of this Section 6.16 by the Recipient or any of his, her or its Affiliates or any of the Representatives of the foregoing, such Recipient shall give a written notice to the other parties promptly, and shall cooperate with the other parties to assist the Discloser to regain possession of such disclosed Confidential Information and prevent its further unauthorized use or disclosure, or remedy such breach, in each case to the extent reasonably practicable.

(b)           Subject to Section 6.16(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such confidential information at the option of the Recipient.

(c)           Each Recipient may retain in a secure archive a copy of the Confidential Information referred to in Section 6.16(b) if the Confidential Information is required to be retained by it for regulatory purposes or in connection with a bona fide document retention policy.

(d)           Each party acknowledges that, in relation to Confidential Information received from the other party, the obligations contained in this Section 6.16 shall continue to apply for a period of twelve (12) months following termination of this Agreement pursuant to Article V, unless otherwise agreed in writing.

(e)           “Confidential Information” includes (a) all written, oral or other information obtained in confidence by one party from any other party in connection with this Agreement or the Transactions, unless such information (i) is already known to such party or to others not known by such party to be bound by a duty of confidentiality, or (ii) is or becomes publicly available other than through a breach of this Agreement by such party, and (b) the existence or terms of, and any negotiations or discussions relating to, the Transactions, this Agreement, the Merger Agreement, the Equity Commitment Letters, the Consortium Support Agreement, the Interim Investors Agreement and the Limited Guarantees and all exhibits, restatements and amendments hereto and thereto.

Section 6.17          Permitted Disclosures. A party may make disclosures (a) to those of his, her or its Affiliates and the Representatives of the foregoing as such party reasonably deems necessary to give effect to or enforce this Agreement, but only on a confidential basis; (b) if required by applicable Law or the rules and regulations of any securities exchange or Governmental Entity of competent jurisdiction over a Party, provided that such Party shall, if and to the extent that it can lawfully do so, provide the other Parties hereto with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other party other than taking any legal action) a protective order, confidential treatment or other appropriate remedy, and the form and terms of such disclosure shall have been notified to the other Parties and the other Parties shall have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such party, any of his, her or its Affiliates or any of the Representatives of the foregoing.

Section 6.18          Press Release; Communications. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of a party, none of the other parties or any of his, her or its Affiliates or the Representatives of the foregoing shall use, publish or reproduce the name of such party or its Affiliates or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes. Any general notices, releases, statements or communications to the general public or the press relating to the Transactions, this Agreement or the transactions contemplated hereby shall be made only at such times and in such manner as determined by Parent, provided that, before issuance of such notices, releases, statements or communications, each other party shall be granted reasonable opportunity to review and comment on any disclosure relating to such party and its Affiliates; provided, that if any such general notice, release, statement or communication specifically names Rollover Stockholder or contains any information of Rollover Stockholder, then Parent shall seek the written consent of Rollover Stockholder with respect to the inclusion of its name or such information, as applicable, prior to making or delivering such general notice, release, statement or communication; provided, further, that notwithstanding the foregoing, the parties shall be entitled to issue such press releases and to make such public statements as are required by applicable Law, in which case Parent shall be advised thereof and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, further, that nothing herein (including Section 6.16 hereof) shall prohibit Parent from communicating on a confidential basis with the Investors or prohibit the Investors from communicating on a confidential basis with their or their Affiliates’ respective limited partners or direct or indirect investors. Once information has been made available to the general public in accordance with this Agreement, this Section 6.18 shall no longer apply to such information.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

CBMG Holdings

By:	/s/ Xin Huang
	Name:	Xin Huang
	Title:	Authorized Signatory

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER STOCKHOLDER

Novartis Pharma AG

By:	/s/ Susanne Kreutz
	Name:	Susanne Kreutz
	Title:	Authorized Signatory

By:	/s/ Alberto Villena Sacristan
	Name:	Alberto Villena Sacristan
	Title:	Authorized Signatory

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Schedule A

Rollover Stockholder	Owned Shares	Rollover Shares	Non-Rollover Shares	Parent Shares (Number/Class*)
Novartis Pharma AG	1,458,257	1,458,257	0	1,458,257 Class A Shares

* Class A Shares and Class B Shares as will be defined in the Shareholders Agreement. Class A Shares and Class B Shares shall have the same ranking and equal rights in all respects, except that each Class A Share shall carry one (1) vote per share and each Class B Share shall carry 6 votes per share on all matters to be voted upon by the shareholders of Parent.

Schedule B

Notice Details

If to Parent:

CBMG Holdings

Room 3501, 35th floor,

K. Wah Centre, No. 1010,

Middle Huaihai Rd, Shanghai 200031, China

Attention: Xin Huang

Fax:  (+86) 21 -31271750

E-mail: huangxin@yfc.cn

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

31/F AIA Central

1 Connaught Road Central, Hong Kong

Attention:        Nima Amini, Esq.

Fax: +852 2522 1760

Email: namini@omm.com

If to Rollover Stockholder:

Novartis Pharma AG

Lichtstrasse 35 CH-4056 Basel, Switzerland

Attention: Global Head M&A & BD&L

Email: nigel.sheail@novartis.com

with copies to:

Novartis Pharmaceuticals Corporation

59 Route 10 East Hanover, New Jersey 07936

Attention: VP General Counsel Oncology

Email: david.tolman@novartis.com

and Novartis Pharmaceuticals Corporation

59 Route 10 East Hanover, New Jersey 07936

Attention: VP - Global Head Oncology BD&L

Email: susanne.kreutz@novartis.com